SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2011

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Lakeland Financial Corporation
(Exact name of Registrant as specified in its charter)

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Indiana	0-11487	35-1559596
(State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation)		Identification No.)

202 East Center Street, P.O. Box 1387, Warsaw, Indiana 46581-1387

(Address of principal executive offices) (Zip Code)

(574) 267-6144

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)           On July 12, 2011, Lakeland Financial Corporation (the “Company”) announced that Charles D. Smith will retire from the position of Executive Vice President – Commercial Lending effective August 31, 2011.  He will continue to be employed by Lake City Bank in a transitional role through February 5, 2012.  As described in 5.02(e) below, Mr. Smith entered into a Retirement Transition Agreement on July 12, 2011.

(c)           On July 12, 2011, the Company announced that Eric H. Ottinger, age 41, will assume the duties of Executive Vice President – Commercial upon the effective date of Mr. Smith’s retirement from that position. Mr. Ottinger has been Executive Vice President and the head of the Wealth Advisory Group and Commercial East Regional Manager since April 2009. He joined Lake City Bank in April 1999 as Vice President, Commercial Loan Officer.  In 2002 he was promoted to Commercial East Regional Manager.  There are no arrangements or understandings between Mr. Ottinger and any other person pursuant to which Mr. Ottinger was selected as an officer.

On July 12, 2011, the Company announced that Jonathan P. Steiner, age 49, has been promoted to Senior Vice President and will assume Mr. Ottinger’s oversight of Lake City Bank’s Wealth Advisory Group, and has joined the Bank’s Management Committee.  Mr. Steiner joined the Bank in 2010 as Vice President in the Commercial East Banking Department.  Prior to joining the Bank, Mr. Steiner served as Senior Vice President – Holland City President of Mercantile Bank in Michigan, where he was employed since 2003.  There are no arrangements or understandings between Mr. Steiner and any other person pursuant to which Mr. Steiner was selected as an officer.

On July 12, 2011, the Company announced that Michael E. Gavin, age 55, has been promoted to Executive Vice President and Chief Credit Officer, and has joined the Bank’s Management Committee.  Mr. Gavin joined Lake City Bank in 1992 as an Assistant Vice President in the Commercial Banking Department.  He served in various capacities, and in 2007 became the Bank’s first Senior Credit Officer.  There are no arrangements or understandings between Mr. Gavin and any other person pursuant to which Mr. Gavin was selected as an officer.

(d)           On July 12, 2011, Brian Smith was appointed to the Boards of Directors of the Company and Lake City Bank.  Mr. Smith will serve an initial term as director of the Company that will expire at the annual meeting of the stockholders to be held in 2013, at which time it is expected that he will be nominated for a full three-year term.  He will serve on the Company’s Audit Committee and Lake City Bank’s Trust Committee.  There are no arrangements or understandings between Mr. Smith and any other person pursuant to which Mr. Smith was selected as a director.

Mr. Smith will be entitled to receive compensation for his service on the Board of Directors consistent with the Company’s director compensation program for non-employee directors, as described under the heading Director Compensation in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on March 7, 2011, which description is incorporated in this Form 8-K by reference.

(e)           The Company entered into a Retirement Transition Agreement with Charles D. Smith, its Executive Vice President—Commercial, effective July 12, 2011 (the “Agreement”), under which the Company agrees to provide Mr. Smith with certain compensation and benefits in order to facilitate an effective and orderly transition in connection with his retirement.  Under the Agreement, Mr. Smith shall cease to be Executive Vice President—Commercial of the Company, effective August 31, 2011, but shall continue to be employed by the Company as a non-officer employee through February 5, 2012.  The Company shall provide Mr. Smith with 12 equal, monthly transition payments equal to $161,700 in the aggregate, beginning in September 2011, for his services under the Agreement, as well as continued participation under and in accordance with the Company’s compensation and benefit plans through February 5, 2012.

Under the Agreement, Mr. Smith agrees to release the Company from all liability, claims and demands he may have against the Company, and he further agrees not to sue the Company for any reason covered by his general release and waiver of claims against the Company.  Mr. Smith is also subject under the Agreement to a non-competition and non-solicitation restrictive covenant, under which Mr. Smith is prohibited from competing with the Company or soliciting its employees, customers, clients or investors for a period of 24 months following his retirement, a non-disclosure restrictive covenant, under which he is prohibited from disclosing the Company’s confidential information, and a non-disparagement restrictive covenant, under which he is prohibited from disparaging the Company.

The preceding description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release dated July 12, 2011, which contains information regarding the retirement of Charles D. Smith and the officer promotions described in Item 5.02(c).

Attached hereto as Exhibit 99.2 is a copy of the Company’s press release dated July 13, 2011, which contains information regarding the appointment of Brian Smith to the Board of Directors of the Company.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits.  The following exhibits are filed herewith:

10.1	Retirement Transition Agreement, dated July 12, 2011, between Charles D. Smith and the Company.

99.1           Press release issued by the Company on July 12, 2011.

99.2           Press release issued by the Company on July 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND FINANCIAL CORPORATION

Dated:  July 13, 2011                                                                By:  /s/David M. Findlay

David M. Findlay
President and Chief Financial Officer